EXHIBIT 10.1
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into effective December 13, 2006, by and between Wireless Ronin Technologies, Inc., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 14700 Martin Drive, Eden Prairie, Minnesota 55344 (hereinafter referred to as the “Company”), and Brian S. Anderson, a resident of the state of Minnesota (hereinafter referred to as “Executive”).
BACKGROUND OF AGREEMENT
     WHEREAS, the Company and Executive are the parties to an Executive Employment Agreement, dated as of December 4, 2006 (the “Existing Employment Agreement”); and
     WHEREAS, each of the Company and Executive have agreed to certain amendments to the Existing Employment Agreement by amending and restating the Existing Employment Agreement as set forth herein.
•	The Company desires to employ Executive, and Executive desires to accept such employment.

•	This Agreement provides, among other things, for base compensation for Executive, a term of employment and severance payments in the event Executive is terminated without Cause or by reason of a Change of Control of the Company.
     In consideration of the foregoing, the Company and Executive agree as follows:
ARTICLE 1
EMPLOYMENT
     1.01 Subject to the terms of Articles 3 and 6, the Company hereby employs Executive as its Vice President and Controller pursuant to the terms of this Agreement, and Executive agrees to such employment. Executive’s primary place of employment shall be the Company’s executive offices at Eden Prairie, Minnesota.
     1.02 Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by the controller and principal accounting officer of a public company of similar size and industry, specifically including, without limitation, the following responsibilities:
•	Controller of WRT will have direct responsibility for the financial statement preparation and review.

•	Assist in filing with Securities and Exchange Commission and other regulatory bodies as may be required.

•	Oversee federal and state tax filing requirements with assistance from outside accounting firm.

•	Development, document and testing (including continue to update) of Company’s controls.

•	Assist CFO to cause the Company to become compliant with Sarbanes-Oxley requirements.

•	Oversee day to day general accounting operations, including receivables, payables, fixed assets, inventory control, and cash management.

•	Manage annual audit and quarterly reviews with external accounting firm.

•	Help design and install new financial systems.

•	Interact with senior management and Audit Committee.

•	Assist sales and operations organizations in ordering and processing of customer orders.

•	Manage financial forecasts for annual budgets and quarter update forecasts.
Consistent with the foregoing, the Company may assign to Executive other duties relating to accounting and finance functions from time to time during his employment.
     1.03 Executive shall report to and be subject to direction by, the Company’s chief financial officer and other officer as the Board shall specify, and shall generally be subject to direction and advice of the Board.
ARTICLE 2
BEST EFFORTS OF EXECUTIVE
     2.01 Executive shall use his best energies and abilities in the performance of his duties, services and responsibilities for the Company.
     2.02 During the term of his employment, Executive shall devote substantially all of his business time and attention to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the Board; provided, however, that, to the extent such activities do not violate, or substantially interfere with his performance of his duties, services and responsibilities under this Agreement.

ARTICLE 3
TERM AND NATURE OF EMPLOYMENT
     3.01 Executive’s employment hereunder shall be for an initial term commencing December 4, 2006 and ending April 1, 2008. Neither the Company nor Executive shall be obligated to extend the term of Executive’s employment.
     3.02 The term of Executive’s employment shall automatically be extended for successive one (1) year periods commencing on April 1, 2008 unless the Company or Executive elects not to extend employment, by giving written notice to the other not less than thirty (30) days prior to the end of the initial term or any extension period.
ALL PARTIES: NOTE AUTOMATIC RENEWAL
     3.03 The terms and conditions of this Agreement may be amended from time to time with the consent of the Company and Executive. All such amendments shall be effective when memorialized by a written agreement between the Company and Executive, following approval by the Company’s Compensation Committee (the “Committee”).
ARTICLE 4
COMPENSATION AND BENEFITS
     4.01 During the initial term of employment hereunder, Executive shall be paid a base salary of One Hundred Thirty-Seven Thousand Dollars ($137,000) per year (“Base Salary”), payable in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive. The Company agrees to review Executive’s performance and compensation annually. Executive’s Base Salary may be increased (but not decreased) in the sole discretion of the Board. Base Salary shall not be reduced after any such increase except in connection with Company compensation reductions applied to all other senior executives of the Company. In the event Executive’s employment shall for any reason terminate during the Term, Executive’s final monthly Base Salary payment shall be made on a pro-rated basis as of the last day of the month in which such employment terminated.
     4.02 During the term of employment, in addition to payments of Base Salary set forth above, Executive may be eligible to participate in any performance-based cash bonus or equity award plan for senior executives of the Company, based upon achievement of individual and/or Company goals established by the Board or Committee. The extent of Executive’s participation in bonus plans shall be within the discretion of the Company’s Board or Compensation Committee. You will be entitled to earn a bonus of up to $25,000 for the year 2007 based upon achievement of agreed-upon goals and performance objectives.
     4.03 You will be entitled to receive a stock option for the purchase of 50,000 shares of common stock on or before January 15, 2007 on terms and conditions of options awarded to other executive-level employees. Such options granted to employee in such consulting capacity or employment will be granted subject to the terms of a 180-day lock-up agreement with the underwriter of the Company’s initial public offering and shall further be subject to approval of the Company’s 2006 Equity Incentive Plan by the Company’s shareholders on or before March 30, 2007.

     4.04 During the term of employment, Executive shall be entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated executive employees of the Company, to the extent Executive meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.
     4.05 The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement. Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses.
ARTICLE 5
VACATION AND LEAVE OF ABSENCE
     5.01 Executive shall be entitled to twenty-two (22) business days of paid time off (“PTO”) for each twelve (12) months of employment, in addition to the Company’s normal holiday’s. PTO includes sick days and leaves of absence. PTO will be scheduled taking into account the Executive’s duties and obligations at the Company. Unused PTO shall not be accumulated from year to year, unless approved in writing by the Board or Committee. PTO, sick leave and all other leaves of absence will be taken in accordance with the Company’s stated personnel policies. Upon termination or expiration of the Executive’s employment, Executive shall be entitled to compensation for any accrued, unused PTO time, as of date of termination.
ARTICLE 6
TERMINATION
     6.01 The Company may terminate Executive’s employment upon written notice thereof. In the event of a termination of Executive without Cause, including a termination by Executive for Good Reason, Executive shall be entitled to receive: (i) the Severance Payment provided in Section 7.01 and (ii) the bonus described in Section 7.03. For the purposes of this Agreement, an election by the Company not to extend this Agreement pursuant to Section 3.01 shall be deemed a termination without cause.
     6.02 Executive’s employment will terminate as of the date of the death or Disability of the Executive. In the event of such termination, there shall be payable to Executive or Executive’s estate or beneficiaries Base Salary earned through the date of death together with a pro-rata portion of any bonus due Executive pursuant to any bonus plan or arrangement established or mutually agreed-upon prior to termination, to the extent earned or performed based upon the requirements or criteria of such plan or arrangement, as the Board shall in good faith determine.

Such pro-rated bonus shall be payable at the time and in the manner payable to other executives of the Company who participate in such plan or arrangement. For purposes of this Agreement “Disability” shall mean a determination by the Board of the Company of the inability of Executive to perform substantially all of his duties and responsibilities under this Agreement due to illness, injury, accident or condition of either a physical or psychological nature, and such inability continues for an aggregate of ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding.
     6.03 Any other provision of this Agreement notwithstanding, the Company may terminate Executive’s employment upon written notice specifying a termination date based on any of the following events that constitute Cause:
(a)	Any conviction or nolo contendere plea by Executive to a felony, gross misdemeanor or misdemeanor involving moral turpitude, or any public conduct by Executive that has or can reasonably be expected to have a detrimental effect on the Company and the image of its management;

(b)	Any act of material misconduct, willful and gross negligence, or breach of duty with respect to the Company, including, but not limited to, embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, or willful breach of fiduciary duty to the Company which results in a material loss, damage, or injury to the Company;

(c)	Any material breach of any material provision of this Agreement or of the Company’s announced or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Executive cures or remedies such breach within thirty (30) days after written notice to Executive, without material harm or loss to the Company, unless such breach is part of a pattern of chronic breaches of the same, which may be evidenced by reports or warning letters given by the Company to Executive, in which case such breach is not deemed curable.

(d)	Any act of insubordination by Executive; provided, however, an act of insubordination by Executive shall not constitute Cause if Executive cures or remedies such insubordination within thirty (30) days after written notice to Executive, without material harm or loss to the Company, unless such insubordination is a part of a pattern of chronic insubordination, which may be evidenced by reports or warning letters given by the Company to Executive, in which case such insubordination is deemed not curable.

(e)	Any unauthorized disclosure of any Company trade secret or confidential information, or conduct constituting unfair competition with respect to the Company, including inducing a party to breach a contract with the Company; or

(f)	A willful violation of federal or state securities laws.
     6.04 Executive may terminate his employment upon sixty (60) days prior written notice to the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Cause:

(a)	the Company or any of its subsidiaries materially reduces Executive’s Base Salary or base rate of annual compensation, or otherwise materially changes benefits provided to Executive under compensation and benefit plans, arrangements, policies and procedures to be as a whole materially less favorable to Executive, other than reductions in Base Salary permitted under Section 4.01;

(b)	without Executive’s express written consent, the Company or any of its subsidiaries requires Executive to change the location of Executive’s job or office, to a location more than fifty (50) miles from the location of Executive’s job or office immediately prior to such required change;

(c)	a successor company fails or refuses to assume the Company’s obligations under this Agreement; or

(d)	the Company or any successor company breaches any of the material provisions of this Agreement;
If Executive intends to terminate this Agreement for Good Reason, Executive must give not less than sixty (60) days written notice to the Company of the facts or events giving rise to Good Reason, and must give such notice within ninety (90) days following the facts or event alleged to give rise to Good Reason. The failure to give such notice shall be deemed a waiver of the right to terminate this Agreement for Good Reason based on such fact or event.
     6.05 During the term of his employment and for 24 months after the date of Executive’s termination of employment, (i) Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them and (ii) neither the Company or any of its directors, or officers shall directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding Executive. Information which the Company or Executive is required to make or disclose regarding the other to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, shall not constitute a disparaging statement.
     6.06 Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an officer, employee or director or other independent contactor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and Executive.
ARTICLE 7
SEVERANCE PAYMENTS
     7.01 The Company, its successors or assigns, will pay Executive as severance pay (the “Severance Payment”) amount equal to twelve (12) months of the Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination if (i) there has been a Change of Control of the Company (as defined in Section 7.02), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive’s employment is involuntarily terminated for any reason (including Good Reason (as definition Section 6.04)), other than for Cause or death or disability. If Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, other than in connection with a Change of Control, the Severance Payment shall be limited and equal to twelve (12) months of Executive’s Base Salary.

Nothing in this Section 7.01 shall limit the authority of the Committee or Board to terminate Executive’s employment in accordance with Section 6.03. Payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in one lump sum within thirty (30) days of the Executive’s termination or resignation or, at the Company’s election, in equal installments over the non-competition period specified in Section 9.01. No Severance shall be payable if Executive’s employment is terminated due to death or Disability.
     7.02 For the purposes of this Agreement, “Change of Control” shall mean any one of the following:
(a)	an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either: (1) the then outstanding Stock; or (2) the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company or Subsidiary; (iii) any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or a Subsidiary; or (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of the Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(b)	individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board. Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

(c)	approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of Stock and other voting securities do not own 50% of the Company’s Stock and other voting securities either legally or beneficially; or

(d)	the sale, transfer or other disposition of all substantially all of the Company’s assets; or

(e)	a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation.
     A “Change of Control” shall not be deemed to occur with respect to Executive if the acquisition of a 50% or greater interest is by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.
     7.03 In addition to the Severance Payment, the Company, upon a Change of Control, will pay Executive a bonus (“Severance Bonus”) in a lump sum within thirty (30) days following a termination of employment pursuant to 7.01, an amount equal to two (2) times Executive’s bonus earned for the prior fiscal year or, upon a termination of Executive’s employment without cause other than in connection with a Change of Control, a Severance Bonus equal to one and one-half (1.5) times Executive’s bonus earned for the prior fiscal year. The Severance Bonus payable pursuant to this Section 7.03 shall not, however, exceed Executive’s target bonus as set forth in any bonus plan or arrangement in which Executive participates at the time of termination of his employment. The Severance Payment or Severance Bonus shall be reduced by the amount of cash severance benefits to which Executive may be entitled pursuant to any other cash severance plan, agreement, policy or program of the Company or any of its subsidiaries; provided, however, that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the amount payable pursuant to this Agreement, Executive will be entitled to receive the amounts payable under such other plan, agreement, policy or program which exceeds the Severance Payment or Severance Bonus payable pursuant to this Section. Without limiting other payments which would not constitute “cash severance-type benefits” hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute “cash severance-benefits” for purposes of this Section 7.03.
     7.04 If Executive becomes entitled to the Severance Payment pursuant to Section 7.01, Executive shall be entitled to receive, if Executive is eligible to and elects to continue medical coverage from the Company as provided by law (commonly referred to as the COBRA continuation period), as part of his severance benefit, continued medical coverage under the Company’s medical plan. The Company will pay the Company’s portion of contribution to monthly medical insurance premiums paid at the time of termination of employee’s employment for such COBRA coverage for Executive and his eligible dependents for a period ending on the earlier of one year following termination, or until Executive is eligible to be covered by another plan providing medical benefits to Executive. To be eligible to receive such benefit, Executive must be eligible for COBRA coverage, elect COBRA during the COBRA election period, and comply with all requirements to obtain such coverage, to be eligible for coverage and for this benefit.

     7.05 Notwithstanding any other provision of this Agreement, the Company and Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Code (“Section 409A”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service – in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In this connection, the Company and Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service – in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.
     7.06 The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Company.
     7.07 The provisions of this Article 7 will be deemed to survive the termination of this Agreement for the purposes of satisfying the obligations of the Company and Executive hereunder.
     7.08 Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code to or for the benefit of Executive, whether paid or payable pursuant to this Agreement (including, without limitation, the accelerated vesting of equity awards held by Executive), would be subject to the excise tax imposed by Section 4999 of the Code, then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes, including, without limitation, any income taxes and excise tax imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the payments. The Company’s obligation to make Gross-Up Payments under this Section 7.08 shall not be conditioned upon the Executive’s termination of employment.
(a)	Unless otherwise agreed by the Company and Executive, all determinations required to be made under this Section 7.08, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm that does not have a material relationship with either of the parties that is selected by mutual agreement (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.08, shall be paid by the Company to the Executive within 15 days of the receipt of the Accounting Firm’s determination. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(b)	The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on, the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
(i) give the Company any information reasonably requested by the Company relating to such claim,
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
(iii) cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.08, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(c)	If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to this Section 7.08, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to this Section 7.08, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(d)	Notwithstanding any other provision of this Section 7.08, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding and payment.
ARTICLE 8
NONDISCLOSURE AND INVENTIONS
     8.01 Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during his employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information of the Company. “Confidential Information” means any information or compilation of information that the Executive learns or develops during the course of his/her employment that is not generally known by persons outside the Company (whether or not conceived, originated, discovered, or developed in whole or in part by Executive). Confidential Information includes but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets of the Company: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, customer and product names and related information, prices sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances. Confidential Information also includes any information of the foregoing nature that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. “Confidential Information”

does not include information that (a) is or becomes generally available to the public through no fault of Executive, (b) was known to Executive prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Executive, without restriction, from a source other than the Company, without breach of this Agreement by Executive and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.
     8.02 Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Executive while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board of Directors of the Company and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Executive files or claims a copyright or files a patent application, within one year after termination of employment with the Company, shall be presumed to cover and be Work Product conceived or developed by Executive in whole or in part during the term of his employment with the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Work Product was conceived and made following termination of employment.
     Notwithstanding the foregoing, the Company advises Executive, and Executive understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (a) that does not relate (i) directly to the Company’s business, or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Executive for the Company.
     8.03 In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.
     8.04 Executive agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Executive or others, are the exclusive property of the Company, and Executive agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Executive’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Executive’s employment with the Company.

     8.05 The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.
     8.06 The provisions of this Article 8 shall survive termination of this Agreement indefinitely.
ARTICLE 9
NON-COMPETITION, NON-INTERFERENCE AND NON-SOLICITATION
     9.01 In further consideration of the compensation to be paid to Executive hereunder, including amounts payable to Executive as a Severance Payment, Executive acknowledges that in the course of his employment with the Company he will become familiar, and during his employment with the Company he has become familiar, with the Company’s trade secrets and other Confidential Information concerning the Company and that his services have been and will be of a special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the period of his employment, and for a period of one year following the end of Executive’s employment term specified in Section 3.01 or any extension thereof, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, its subsidiaries or affiliates, as defined below and as such businesses exist or are in the process during the period of his employment on the date of termination or the expiration of the period his employment, within any geographical area in which the Company or its subsidiaries or affiliates engage or have defined plans to engage in such businesses. Nothing herein shall prevent Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the business of such corporation. For the purposes of this Agreement, “business” or “business of the Company” means, with respect to and including the Company and its subsidiaries or affiliates, the design, development, marketing and sale of digital signage products and solutions.
     9.02 Executive agrees that during the term of his employment and for a period of one (1) year after the termination of Executive’s employment he will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees on behalf of any other entity, whether or not such entity competes with the Company.
     9.03 Executive agrees that breach by him of the provisions of this Article 9 will cause the Company irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 9, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

     9.04 The Executive understands and agrees that any violation of this Article 9 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment for Cause.
     9.05 The obligations contained in this Article 9 shall survive the termination of this Agreement as described in this Article 9.
ARTICLE 10
MISCELLANEOUS
     10.01 Governing Law. This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions. The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise resolved by arbitration pursuant to Section 10.06, such dispute shall be resolved only in the District Court of Hennepin County, Minnesota, or the United States District Court for Minnesota, and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Hennepin County, Minnesota District Courts or the United States Federal District Court for Minnesota, and agrees that all claims in respect to any such proceeding shall be heard and determined in Hennepin County, Minnesota, Minnesota District Court or, to the extent permitted by law, in such federal court, (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.08; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Minnesota.
     10.02 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by the Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

     10.03 Waiver. The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision or any other provision of this Agreement or any similar agreement with any other Executive.
     10.04 Entire Agreement; Modification. This Agreement supersedes, revokes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement. The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. Except for modifications described in Section 3.01 and Section 4.01, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.
     10.05 Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.
     10.06 Arbitration. Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Hennepin County, Minnesota by a single arbitrator selected by the Company and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Executive involving third parties (in addition to the Company or Executive). Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator. In the event employer and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court. The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages. In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.
(a)	In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

(b)	The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.

(c)	Notwithstanding this Section 10.06, in the event of alleged noncompliance or violation, as the case may be, of Sections 8 or 9 of this Agreement, the Company may alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.
     10.07 Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails with respect to a claim brought and pursued in connection with such dispute, shall be entitled to recover its legal fees and expenses reasonably incurred in connection with such dispute. Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.
     10.08 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or may send by certified mail, return receipt requested, postage prepaid, addressed to Executive at his residence address appearing on the records of the Company and to the Company at its then current executive offices to the attention of the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.
     10.09 Survival. The provisions of this Article 10 shall survive the termination of this Agreement, indefinitely.
     IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Jeffrey C. Mack Jeffrey C. Mack President and Chief Executive Officer

EXECUTIVE

By:	/s/ Brian S. Anderson

Brian S. Anderson